Exhibit 99.1

Contact:	Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA ANNOUNCES EXPANSION AND EXTENSION OF STOCK REPURCHASE PROGRAM

$400 Million Available for Repurchases Through 2011

Dallas, TX, September 13, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its board of directors has approved a new stock repurchase program to acquire up to $400 million of the Company’s common stock through the end of 2011. The program increases the Company’s combined repurchase authorizations to approximately $2.0 billion, of which approximately $1.6 billion has been used to purchase approximately 31 million shares, representing 38% of the Company’s fully diluted shares outstanding when this program began in 2008. The new repurchase program replaces the existing program, which was scheduled to terminate at the end of 2010.

The authorization will be financed primarily through free cash flow. The Company expects to maintain moderate levels of debt over the course of the repurchase program, providing flexibility to also pursue tuck-in acquisitions, portfolio purchases and/or international loyalty coalition programs. The timing and extent of any accretion associated with the repurchase programs and the impact of the accretion on earnings and guidance will be updated on the Company’s quarterly earnings conference calls.

Charles Horn, chief financial officer of Alliance Data, stated, “Our strong performance thus far this year and the positive trends we’re seeing in our business combine to give us a strong outlook for 2011. Given the macro-economic environment and general investor sentiment regarding the markets, we believe there is a disconnect between the Company’s fundamental performance and its stock price. Accordingly, today’s announcement is indicative of our confidence in our model and, thus, a great opportunity to buy back our stock on an accretive basis while creating additional long-term value for our stockholders. We have a unique opportunity to use the Company’s low existing leverage as well as its high free cash flow generation to expand and extend our stock repurchase program.”

Alliance Data Systems Corporation

September 13, 2010

Under this repurchase program the Company is authorized to repurchase shares in open market purchases as well as privately negotiated transactions from time to time through December 31, 2011. Stock purchased as part of this program will be held as treasury stock. The repurchase program’s terms have been structured to comply with the SEC’s Rule 10b-18, and the program is subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

About Alliance Data

Alliance Data (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Alliance Data Systems Corporation

September 13, 2010

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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